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                                                                    EXHIBIT 99.3


                     AMERICAN COMMUNICATIONS SERVICES, INC.


                        OFFER TO EXCHANGE ITS REGISTERED
               12 3/4% JUNIOR REDEEMABLE PREFERRED STOCK DUE 2009
                       FOR ANY AND ALL OUTSTANDING SHARES
                               OF ITS OUTSTANDING
               12 3/4% JUNIOR REDEEMABLE PREFERRED STOCK DUE 2009


To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:


     American Communications Services, Inc. (the "Company") is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in the Prospectus, dated December --, 1997 (the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"), its registered
12 3/4% Junior Redeemable Preferred Stock due 2009 (the "New Preferred Stock") for any and all outstanding shares of its 12 3/4% Junior Redemable Preferred Stock due 2009 (the "Old Preferred Stock"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of October 16, 1997, between the Company and the Initial Purchaser.



     We are requesting that you contact your clients for whom you hold shares of Old Preferred Stock regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold shares of Old Preferred Stock registered in your name or in the name of your nominee, or who hold shares of Old Preferred Stock registered in their own names, we are enclosing the following documents:



          1. Prospectus dated December --, 1997;


          2. The Letter of Transmittal for your use and for the information of your clients;


          3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for shares of Old Preferred Stock are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;



          4. A form of letter which may be sent to your clients for whose account you hold shares of Old Preferred Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer;


          5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and


          6. Return envelopes addressed to The Bank of New York, the Exchange Agent for the Old Preferred Stock.



     YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON -- , 1998 (THE "EXPIRATION DATE") (20 BUSINESS DAYS FOLLOWING THE COMMENCEMENT OF THE EXCHANGE OFFER), UNLESS EXTENDED BY THE COMPANY. THE SHARES OF OLD PREFERRED STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.



     To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the shares of Old Preferred Stock should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.



     If holders of shares of Old Preferred Stock wish to tender, but it is impracticable for them to forward their certificates for shares of Old Preferred Stock prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed

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delivery procedures described in the Prospectus under "The Exchange
Offer -- Guaranteed Delivery Procedures."


     The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Old Preferred Stock held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of shares of Old Preferred Stock pursuant to the Exchange Offer, except as set forth in Instruction 6 of the Letter of Transmittal.



     Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the shares of Old Preferred Stock, at its address and telephone number set forth on the front of the Letter of Transmittal.


                                          Very truly yours,

                                          American Communications Services, Inc.

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures